Exhibit 4.40
Letter of Undertaking

Date：2008-10-13

To:	KongZhong Information Technologies (Beijing) Co., Ltd (“KongZhong Beijing”)

Dear Sir/Madam:

Whereas:
1.
Pursuant to the Power of Attorney dated on Nobember 21, 2005 and signed by shareholders of Beijing Chengxitong Information Technology Co., Ltd. (“Chengxitong”), I was authorized to exercise all voting powers of the shareholder of Chengxitong.

2.
Shareholders of Chengxitong have revoked aforesaid Power of Attorney according to the board resolution of KongZhong Beijing which revocation became effective on October 13, 2008. To avoid confusion, documents listed below became ineffective on October 13, 2008:

a)   the Power of Attorney signed by Xuelei Wu on November 21, 2005;
b)   the Power of Attorney signed by Yang Li on November 21, 2005.

I hereby undertake that I shall not exercise any authority of aforesaid ineffective documents henceforth, including but not limited to exercising voting powers as the shareholder of Chengxitong, and/or acting as the authorized representative to nominate and elect senior management officers such as directors, general manager at shareholders’ meetings of Chengxitong.

Yours Faithfully,

/s/ Yunfan Zhou           (Signature)
Yunfan Zhou

Consented by Shareholders of Chengxitong:

Xuelei Wu:    /s/ Xuelei Wu

Yang Li:        /s/ Yang Li